Exhibit 99.12

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the inclusion of our opinion letter, dated November 11, 2012, as Annex I to, and to the references thereto under the captions “Summary – Opinion of Citigroup Global Markets Inc.,” “Risk Factors – Risk Factors Relating to the Transactions,” “The Transactions – Background of the Transactions,” “The Transactions – Jefferies’ Reasons for the Transactions; Recommendation of Jefferies’ Board of Directors” and “The Transactions – Opinion of Citigroup Global Markets Inc.” in, the Joint Proxy Statement/Prospectus of Leucadia National Corporation and Jefferies Group, Inc., which Joint Proxy Statement/Prospectus is part of Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-185318) of Leucadia National Corporation. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

     January 11, 2013